EXHIBIT 99.2
UNITED COMMUNITY BANKS, INC.
FINANCIAL SUMMARY FOR SOUTHERN BANCORP, INC.
($ in 000s)
Condensed Balance Sheet (unaudited)

	As of June 30, 2006
Cash	$9,272
Investment Securities	64,876
Net Loans	241,673
Fixed Assets	6,257
Other Assets	6,741

Total Assets	$328,818

Deposits	$293,442
Other Liabilities	16,662

Total Liabilities	310,105

Shareholders Equity	18,713

Total Liabilities and Shareholders Equity	$328,818

Transaction value	$66,500
Transaction value as a multiple of S corporation shareholders equity	3.55	x
Adjusted Shareholders Equity (1)	$23,367
Transaction value as a multiple of adjusted stockholders equity (1)	2.85	x
Tax Equivalent Net Income Summary (unaudited)

	2005		2006
	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Last Four Quarters
Income Before Income Taxes	$1,148	$1,259	$857	$1,854	$5,118
Income Taxes (2)	402	441	300	649	1,791

Net Income	$746	$818	$557	$1,205	$3,327

Transaction value as a multiple of tax equivalent earnings for last four quarters	19.99	x
Notes
(1) Southern Bancorp, Inc. is a subchapter S corporation and is therefore not directly subject to income taxes. Immediately upon acquisition by United Community Banks, Inc., Southern Bancorp, Inc. will recognize a $2,061,000 deferred tax asset for differences between its book and tax basis for certain assets and liabilities, primarily the allowance for loan losses, reserve for unfunded commitments and the mark to market on securities outstanding. This schedule is provided to present the transaction value as a multiple of book value on a consistent basis as if Southern Bancorp, Inc. had been a taxable C corporation (assuming a 35% tax rate). Thus, the stockholders equity has been adjusted to assume the recognition of this deferred tax asset and assumes the exercise of 185,000 currently outstanding warrants and 45,000 currently outstanding options to purchase Southern Bancorp common stock, which is required prior to our simultaneous with the closing of the transaction.
(2) The rate used was 35%.